PARTNERSHIP PURCHASE AGREEMENT


         THIS PARTNERSHIP PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 16th day of December, 1996, by and between Riverside Caloric Company, an Indiana corporation ("Seller"), Waste Recovery, Inc., a Texas corporation ("WRI"), and Waste Recovery-Illinois, L.L.C., an Illinois limited liability company ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Seller and WRI are parties to that Partnership Agreement (the "Partnership Agreement") dated as of November 29, 1993 of Waste Recovery-Illinois, a partnership organized under the Uniform Partnership Act of Illinois (the "Partnership"); and

         WHEREAS, Seller desires to sell and convey to Purchaser, and Purchaser desires to purchase and acquire from Seller, all of Seller's right, title and interest in, to and under the Partnership in exchange for shares of Common Stock, no par value per share, of WRI ("WRI Common Stock").

         NOW, THEREFORE, for and in consideration of the foregoing, and of the mutual covenants hereinafter contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         Section 1.        Purchase of Partnership Interest

         1.1 Purchase and Sale. On the Closing Date (as defined below) but to be effective as of September 30, 1996 (the "Effective Date"), Purchaser shall buy from Seller, and Seller shall sell to Purchaser, all of its right, title and interest in and to the Partnership (the "Partnership Interest") for a total consideration of One Million One Hundred Thousand (1,100,000) Shares of WRI Common Stock (the "Initial Consideration") (subject to adjustment pursuant to
Section 1.2 hereof).

         1.2 Purchase Price Adjustment. To the extent that during the twelve-month period following the Effective Date the shares of WRI Common Stock described in Section 1.1 do not attain an aggregate Average Market Value (as defined below) of $2,000,000 or greater ($1.82 per share of WRI Common Stock) for any period of thirty (30) consecutive days, WRI shall issue to Seller such additional number of shares of WRI Common Stock as shall be necessary to provide Seller with shares of WRI Common Stock that would have an aggregate Average Market Value of $2,000,000; provided, however, that in no event shall the number of additional shares of WRI Common Stock that may be issued pursuant to this
Section 1.2 exceed 233,333 shares. For purposes of the issuance of additional shares of WRI Common Stock pursuant to this Section 1.2, the Average Market Value of WRI Common Stock shall be the average of the highest bid price for such shares on each day during any period of thirty (30) consecutive days within the twelve-month period following the Effective Date selected by Seller, as reported on the ILX quote system.
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         Section 2.        Closing of Transaction

         2.1 Closing. The purchase and sale of the Partnership Interest described in Section 1.1 above shall take place at a closing (the "Closing") to be held on or before December 16, 1996 and at such location, time and date (the "Closing Date") as may be agreed to in writing by Seller, Purchaser and WRI.

         Section 3.        Consideration

         3.1 Payment for the Partnership Interest. At the Closing, Purchaser shall pay the purchase price determined in accordance with Section 1.1 above by delivery to Seller of duly executed certificates for one million one hundred thousand (1,100,000) shares of WRI Common Stock issued in the name of NIPSCO Development Company, Inc. On or before October 20, 1997 Seller, Purchaser and WRI shall determine the highest Average Market Value for any consecutive thirty
(30) day period for shares of WRI Common Stock during the twelve-month period following the Effective Date and determine whether additional shares of WRI Common Stock are to be delivered pursuant to Section 1.2 hereof. To the extent that Purchaser is required to deliver additional shares of WRI Common Stock pursuant to Section 1.2 hereof, Purchaser shall deliver to Seller duly executed certificates for the appropriate number of shares of WRI Common Stock within ten
(10) business days following the determination by Seller, Purchaser and WRI of the adjustment.

         Section 4.        Seller's Representations, Warranties and Covenants

        4.1 Representations,Warranties and Covenants of Seller. Seller hereby represents and warrants to, and covenants and agrees with, Purchaser and WRI as follows:

                  (a) Seller (i) owns of record and beneficially and has good and marketable title to the Partnership Interest, free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, rights or restrictions of any character whatsoever, other than as provided in the Partnership Agreement (collectively, "Liens"), and (ii) has the right to vote the Partnership Interest on any matters as to which the partners of the Partnership are entitled to vote under the laws of the State of Illinois and the Partnership Agreement, free of any right of any other person. The Partnership Interest constitutes a fifty-five percent (55%) Percentage Interest (as defined in the Partnership Agreement) in the Partnership.

                  (b) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is presently being operated and in the places where such properties are owned or leased and such business is conducted. Seller has full corporate power, capacity and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby. The execution and

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         delivery of this  Agreement and such other  agreements and documents by
         Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by Seller and no other corporate action on the part of Seller is necessary to authorize the transactions
         contemplated   hereby.  This  Agreement  has  been  duly  executed  and
         delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except that (i) enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before
         which  any   proceedings   may  be   brought,   and  (iii)   rights  to
         indemnification hereunder may be limited under applicable securities laws.

                  (c) The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by Seller and the consummation of the transactions contemplated hereby will not
         (i) violate any provision of the Articles of  Incorporation  of Seller,
         (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which the Partnership or Seller or its respective properties or assets are bound, or (iii) result in a violation or breach of, or constitute a default under, or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any contract or any license, franchise or permit of the Partnership or Seller or any other agreement, contract, indenture, mortgage or instrument to which the Partnership or Seller is a party or by which any of its properties or assets is bound.

                  (d) No consent, approval or other authorization of any governmental authority or under any contract or other material agreement or commitment to which the Partnership or Seller is a party or by which its respective assets are bound is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by the Partnership or Seller or the consummation by the Partnership or Seller of the transactions contemplated hereby.

                  (e) No agent, advisor, broker, person or firm acting on behalf of Seller is, or will be, entitled to any commission or broker's, advisor's or finder's fees from any of the parties hereto, or from any of its affiliates in connection with any of the transactions contemplated hereby.

                  (f) Seller has (i) received from Purchaser copies of (A) the Annual Report to Shareholders of WRI for the fiscal year ended December 31, 1995, (B) WRI's definitive proxy statement dated April 26, 1996 for its 1996 meeting of shareholders, (C) WRI's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and (D) WRI's Quarterly Reports on Form-Q for each of the quarters ended September 30, 1995, March 31, 1996, June 30, 1996 and September 30, 1996 and (ii) had the

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         opportunity  to ask  questions of and receive  answers from each of WRI and Purchaser concerning the terms and conditions of this Agreement and to obtain from each of WRI and Purchaser any additional information that WRI and/or Purchaser possesses or can acquire without unreasonable effort or expense necessary to verify the accuracy of the information described in the preceding clause (i).

                  (h) Seller represents and warrants that it is acquiring the shares of WRI Common Stock issuable to it pursuant to the Agreement for investment purposes only and has no present intention to make any further distribution of such shares. Seller acknowledges that the shares of WRI Common Stock are not presently registered under the Securities Act of 1933, as amended (the "Act"), or under any state securities laws.

                  (i) Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of engaging in the transactions described in this Agreement, including without limitation its acquisition of WRI Common Stock.

       Section 5. Representations, Warranties and Covenants of WRI and Purchaser

         5.1 Representations, Warranties and Covenants of WRI and Purchaser. Each of WRI and Purchaser, jointly and severally, hereby represents and warrants to, and covenants and agrees with, Seller as follows:

                  (a) WRI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois. Each of WRI and Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is presently being operated and in the places where such properties are owned or leased and such business is conducted. Each of WRI and Purchaser has full corporate power, capacity and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents by WRI and Purchaser and the consummation by WRI and Purchaser of the transactions contemplated hereby have been duly authorized by WRI and Purchaser and no other corporate action on the part of WRI or Purchaser is necessary to authorize the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of WRI and Purchaser and constitutes the valid and binding obligation of each of WRI and Purchaser, enforceable in accordance with its terms except that (i) enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, and (iii) rights to indemnification hereunder may be limited under applicable securities laws.

                  (b) The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by WRI and

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

         Purchaser and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation of WRI or the Articles of Organization of Purchaser, (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which each of WRI or Purchaser or its properties or assets are bound, or (iii) result in a violation or breach of, or constitute a default under, or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any agreement, contract, indenture, mortgage or instrument to which each of WRI or Purchaser is a party or any of its properties or assets is bound.

                  (c) No consent, approval or other authorization of any governmental authority or third party is required as a result of or in connection with the execution and delivery of this Agreement and the other agreements and documents to be executed by WRI and Purchaser or the consummation by WRI and Purchaser of the transactions contemplated hereby.

                  (d) No agent, advisor, broker, person or firm acting on behalf of WRI or Purchaser is, or will be, entitled to any commission or broker's, advisor's or finder's fees from any of the parties hereto, or from any of its affiliates, in connection with any of the transactions contemplated hereby.

                  (e) Purchaser has provided to Seller copies of WRI's audited historical financial statements for the year ended December 31, 1995 and WRI's financial statements as filed with Form 10-Q with the Securities and Exchange Commission for each of the quarters ended September 30, 1995, March 31, 1996, June 30, 1996 and September 30, 1996. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position of WRI as of the indicated dates and for the indicated periods.

                  (f) The WRI Common Stock to be delivered to Seller at the Closing and pursuant to Section 1.2 hereof shall constitute valid and legally issued shares of WRI, fully paid and nonassessable, and (i) will be owned free and clear of all Liens created by WRI or Purchaser, and (ii) except for the fact that the issuance of such shares of WRI Common Stock to Seller will not be registered under the Act, will be identical to the WRI Common Stock issued and outstanding as of the date hereof. Upon delivery of the shares of WRI Common Stock to Seller at the Closing Seller shall have good and marketable title to such shares.

                  (g) All issued and outstanding shares of WRI Common Stock are duly authorized, validly issued, fully paid and nonassessable. There are no obligations of WRI or Purchaser to repurchase, redeem or otherwise acquire any shares of WRI's or Purchaser's capital stock. Except as set forth on Schedule 5.1(g), there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which WRI or Purchaser is a party or by which it is bound obligating WRI or Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of WRI or Purchaser or obligating WRI or Purchaser to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement.

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

                  (h) Purchaser represents and warrants that it is acquiring the Partnership securities for investment purposes only and has no present intention to make any further distribution of such securities.

                  (i) At the Closing and to the extent permitted by the Texas Business Corporation Act and the Articles of Incorporation and Bylaws of WRI, WRI shall permit a designee as designated by Seller in writing to attend, observe and participate in meetings of the Board of Directors of WRI for the twelve (12) months following the Effective Date; provided, however, that at Seller's option and upon written notice delivered to WRI on or before February 28, 1997, WRI shall nominate and recommend for election as a director at its 1997 shareholders' meeting that person designated by Seller in its notice. During such period that the designee has the rights described in this
         Section 5.1(i), WRI shall give such designee such notice as is given to the members of the Board of Directors regarding impending meetings of the Board and copies of any and all materials disseminated to the members of the Board of Directors, including without limitation all unanimous written consents and "Board packages". Seller may at any time cause its designee to be removed from such position in its sole discretion by written notice to WRI.

                  (j) (i) If at any time through September 30, 1998 WRI shall propose to file a registration statement pursuant to the Act, for the purpose of registering shares of WRI Common Stock to be sold for cash, not less than thirty (30) days prior to the proposed filing date of such registration statement WRI shall give notice in writing to Seller of its intent to file the proposed registration statement and the number of shares of WRI Common Stock it intends to register. Seller shall have the right to request in writing within twenty (20) days of the receipt thereby of such notice that WRI include in such registration any of the shares of WRI Common Stock that Seller shall have acquired pursuant to this Agreement. If the total amount of Seller's securities, including the shares of WRI Common Stock acquired by Seller pursuant to this Agreement, requested to be included in an offering by the holders of any class of outstanding securities of WRI exceeds the amount of securities that any managing underwriter or WRI reasonably and in writing determines to be compatible with the success of the offering, then WRI shall be required to include in the offering only that number of such securities, including the shares of WRI Common Stock held by Seller, which the managing underwriter or WRI reasonably determines will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among Purchaser and the selling shareholders (including Seller) according to the total amount of securities proposed to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by WRI and such selling shareholders). Seller agrees that in the event that the shares of WRI Common Stock held by Seller are to be included in the registration statement, Seller will cooperate with WRI in the preparation and filing of any such registration statement. All expenses, disbursements and fees, except fees of any counsel hired by Seller, incurred in connection with the registration by WRI of any of the shares of WRI Common Stock held by Seller under this Section 5.1(i) shall be borne by WRI.

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

                           (ii) In the event of the  preparation and filing of a
                  registration statement as provided in this Section 5.1(i), WRI's obligations to use its best efforts to effect the registration of shares for Seller shall include such qualification under applicable blue sky or other state securities laws as may be requested by Seller.

                           (iii) In connection with any registration of Seller's
                  shares of WRI  Common  Stock  under the Act  pursuant  to this
                  Agreement: (A) WRI will furnish Seller with a copy of the registration statement and all amendments thereto and will supply Seller with copies of any prospectus included therein (and, if necessary, with copies of a prospectus meeting the requirements of Section 10(a)(3) of the Act; provided, however, that no such prospectus need be supplied more than nine (9) months after the effective date of such registration statement) in such quantities as may be necessary for the purposes of such proposed sale or distribution; and (B) Seller will be required to enter into an underwriting agreement, in usual and customary form for an unaffiliated selling shareholder, with the underwriters of such offering.

                           (iv) Nothing in this  Section  5.1(i) shall be deemed
                  to (A) require WRI to proceed with any registration of its securities after giving the notice herein provided; or (B) provide Seller with any right to participate in the selection of the managing underwriter(s) for such offering.

         5.2 Representations, Warranties and Covenants of Seller. During the twelve-month period following the Effective Date Seller shall direct and use its reasonable efforts to cause its Director of Investor Relations to provide such investor relations advice to WRI (including without limitation introducing representatives of WRI to other persons in the businesses engaged in or to be engaged in by WRI and facilitating communications concerning WRI and its business and operations and prospects) as WRI may reasonably request.

         Section 6.        Indemnification

         6.1      Purchaser's Losses.

                  (a) Seller agrees to indemnify and hold harmless WRI and Purchaser and their respective directors, officers, employees, representatives, agents and attorneys from, against and in respect of any and all Purchaser's Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by Seller in or pursuant to this Agreement being untrue or incorrect in any respect; and (ii) any failure by Seller to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby; except in any instance to the extent Purchaser's Losses result from the gross negligence or willful misconduct of WRI or Purchaser. This Section 6.1 is intended to indemnify WRI and Purchaser and their respective directors, officers, employees, representatives, agents and attorneys from the results of their own negligence.

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

                  (b) "Purchaser's Losses" shall mean all damages (including, without limitation, amounts paid in settlement with Seller's consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, Liens, claims, deficiencies, costs (including, without limitation, reasonable attorneys' fees), penalties, fines, interest, monetary sanctions and expenses, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce WRI's or Purchaser's or such other persons' right to indemnification hereunder.

         6.2      Seller's Losses.

                  (a) Each of WRI and Purchaser, jointly and severally, agrees to indemnify and hold harmless Seller and its directors, officers, employees, representatives, agents and attorneys from, against, for and in respect of any and all Seller's Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of
         (i) any representation or warranty made by WRI or Purchaser in or pursuant to this Agreement being untrue or incorrect in any respect; and (ii) any failure by WRI or Purchaser to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby, except in any instance to the extent Seller's Losses result from Seller's own gross negligence or willful misconduct. This Section 6.2 is intended to indemnify Seller and its directors, officers, employees, representatives, agents and attorneys from the results of their own negligence.

                  (b) "Seller's Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the consent of WRI or Purchaser, which consent may not be unreasonably withheld), losses, obligations, liabilities, Liens, claims, deficiencies, costs (including, without limitation, reasonable attorneys' fees) penalties, fines, interest, monetary sanctions and expenses, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce Seller's or such other persons' right to indemnification hereunder.

         6.3 Notice of Loss. Except to the extent set forth in the next sentence, a party to this Agreement will not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party (as defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as defined below) is given notice of the claim or the commencement of the suit, action, investigation or

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proceeding.  Notwithstanding the preceding sentence,  failure of the Indemnified
Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Section 6, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Purchaser's Losses, Seller shall be the Indemnifying Party and WRI and Purchaser and their respective directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Parties. With respect to Seller's Losses, WRI and Purchaser shall be the Indemnifying Party and Seller and its directors,
officers,  employees,  representatives,   agents  and  attorneys  shall  be  the
Indemnified Party.

         6.4 Right to Defend. Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense, and the Indemnified Party must cooperate in any such defense or other action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty
(30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

         6.5 Cooperation. Each of WRI, Purchaser and Seller shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each

                                       9
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other  access to their books and records  and  employees  relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim.

         Section 7.        Miscellaneous

         7.1      Miscellaneous.

          (a) Modification and Amendment. This Agreement may be modified or amended only by written instrument executed by the parties hereto.

          (b) Publicity. Except as otherwise required by law, neither of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other party to the contents and the manner of presentation and publication thereof.

          (c) Headings. The Section headings contained herein are solely for convenience of reference and do not constitute a part of this Agreement or affect in any way its meaning or construction.

          (d) Survival. All representations and warranties, covenants and agreements made hereunder or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration.

          (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          (f) Assignments; Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto. This Agreement shall be binding upon, and inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and assigns of the parties.

          (g) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, without regard as to its principles of conflicts of laws.

          (h) Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered (i) in person, (ii) by certified or registered mail, postage prepaid, or (iii) by confirmed facsimile or other generally accepted means of electronic transmission, provided that a copy of any notice delivered pursuant to this clause (iii) shall also be sent pursuant to clause (ii), addressed as follows:

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

                  If to Seller:

                           Riverside Caloric Company
                           c/o NIPSCO Development Company, Inc.
                           801 East 86th Avenue
                           Merrillville, Indiana 46410
                           Attention:       Messrs. Stephen P. Adik and
                                            Richard Schumacher
                           Telecopy Number: (219) 647-6073

                  with a copy to:

                           Schiff Hardin & Waite
                           7200 Sears Tower
                           Chicago, Illinois 60606
                           Attention: Peter V. Fazio, Jr., Esq. or
                                         Lawrence C. Bachman, Esq.
                           Telecopy Number: (312) 258-5600

                  If to Purchaser and/or WRI:

                           Waste Recovery, Inc.
                           Waste Recovery-Illinois, L.L.C.
                           309 South Pearl Expressway
                           Dallas, Texas 75201
                           Attention: Mr. Thomas L. Earnshaw
                           Telecopy Number: (214) 745-8945

                  with a copy to:

                           Locke Purnell Rain Harrell
                           (A Professional Corporation)
                           2200 Ross Avenue, Suite 2200
                           Dallas, Texas  75201-6776
                           Attention:  Kent Jamison
                           Telecopier Number:  (214) 740-8800

or to such other addresses as may be specified by like notice to the other parties.

          (i) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

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

         IN WITNESS WHEREOF, the parties hereto have duly executed this Partnership Purchase Agreement as of the day and year first above written.

                                                       SELLER:

                                                       RIVERSIDE CALORIC COMPANY


                                                        By:  /s/ STEPHEN P. ADIK
                                                 Printed Name:  Stephen P. Adik
                                                        Title:  President


                                                              WRI:

                                                           WASTE RECOVERY, INC.


                                                     By:  /s/ THOMAS L. EARNSHAW
                                           Printed Name:  Thomas L. Earnshaw
                                                  Title:  President


                                                    PURCHASER:

                                                 WASTE RECOVERY-ILLINOIS, L.L.C.


                                                    By:  /s/ THOMAS L. EARNSHAW
                                          Printed Name: Thomas L. Earnshaw
                                                 Title: President